UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 22, 2009
Date of earliest event reported: October 21, 2009

Aceto Corporation

 (Exact name of registrant as specified in its charter)

New York

(State or Other Jurisdiction of Incorporation)

000-04217	11-1720520
(Commission File Number)	(IRS Employer Identification Number)

One Hollow Lane, Lake Success, New York 11042

(Address of Principal Executive Offices)

(516) 627-6000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 21, 2009, Aceto Corporation (“Aceto” or the “Company”), announced that Leonard Schwartz, Aceto’s Chief Executive Officer will be leaving Aceto, effective November 20, 2009.  Effective December 16, 2009, the Company finalized a Severance Agreement and Release (the “Agreement”) with Mr. Schwartz.

Set forth below is a description of the terms of the Agreement that Aceto deems to be material; however Aceto does not purport that such description is a complete description of all of the terms of the Agreement:

●
Mr. Schwartz irrevocably and voluntarily resigned for the purposes of retirement from his position as Chairman and Chief Executive Officer of Aceto and from the Board of Directors of Aceto and all of its subsidiaries or affiliates as of the Effective Date of the Agreement.

●
As of November 20, 2009 Mr. Schwartz will have no further obligation or authority to perform duties and functions on behalf of Aceto and/or its subsidiaries or affiliates and will refrain from performing such duties or functions; however, Mr. Schwartz agreed to cooperate with Aceto to and including March 23, 2012 as necessary for the business of Aceto when requested by the President, Chief Executive Officer and/or Chairperson of the Board.

●
In addition to accrued and unpaid base salary and expense reimbursement, Aceto will pay Mr. Schwartz,  the pro-rated amount of Four Hundred Forty-Six Thousand One Hundred Ninety Dollars ($446,190) per year in equal installments on a biweekly basis through March 23, 2012, provided that Mr. Schwartz does not violate the terms of the Agreement.

●	Aceto will pay Mr. Schwartz one million and one dollars ($1,000,001.00) less any legally required deductions.

●
Aceto will provide Mr. Schwartz with the following benefits through March 23, 2012, to the extent permitted under the particular plan and/or applicable law and in accordance and under the terms then existing and in effect for all executive employees of Aceto under the particular plan and/or applicable law:

▪
Medical Insurance, including dental, equivalent to that provided to active employees at Aceto provided, however, that in the event that Mr. Schwartz obtains medical insurance acceptable to him, for which Aceto will reimburse Mr. Schwartz up to $29,000 for the cost of such insurance through March 23, 2012 and Aceto shall have no further obligation to provide medical insurance coverage;

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	▪	Life Insurance;

	▪	Contributions to his Supplemental Executive Retirement Plan prorated through the end of March 23, 2012;

	▪	401(k) contributions in accordance with the applicable 401(k) plan prorated through the end of the March 23, 2012;

▪
In the event that Mr. Schwartz is not eligible or becomes ineligible to participate in the benefits set out in the 401(k) plan and the Supplemental Executive Retirement Plan, Aceto will pay the cash equivalent annually, when normally paid to employees.

●
Aceto will continue to provide Mr. Schwartz with one Aceto-provided car through current expiration of the lease on the Aceto provided-car in or about July 2010.  Aceto also agreed to provide for the registration, maintenance and insurance of the vehicle until lease expiration.  At the time the lease expires, Aceto shall purchase the car and transfer its title to Mr. Schwartz, at which time Mr. Schwartz will be solely responsible for the car and its registration, maintenance and insurance and Aceto shall have no other obligations related to the car.

●
Mr. Schwartz’s ability to exercise all stock options issued to him will be extended for a period of two years after the Effective Date of the Agreement, provided such extension is permitted under the plan and applicable law.  Mr. Schwartz’s ability to exercise any other stock options will be guided by the plans or other vehicles that granted them to him.

●
Aceto agreed to remove all of the restrictions pertaining to all of Mr. Schwartz’s restricted stock as follows: 6,666 shares on December 6, 2009 and 10,001 shares upon resignation of Mr. Schwartz from all positions with Aceto and Aceto-related entities and that Aceto agreed to facilitate Mr. Schwartz’s receipt of a certificate for such shares.

●
For a period commencing on the Effective Date of the Agreement and ending March 23, 2013, Mr. Schwartz agreed not to, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of Aceto and/or its subsidiaries or affiliates.

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The Agreement also contains additional provisions which are customary for agreements of this type. These include confidentiality and non-solicitation provisions.

In connection with the foregoing and in consideration of the undertakings of Aceto, Mr. Schwartz executed a Release pursuant to which he agreed not to sue Aceto, its affiliates, subsidiaries, divisions, and related parties.  The Agreement contained a similar release from Aceto to Mr. Schwartz.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Dated: December 22, 2009	By:	/s/ Vincent G. Miata
Vincent G. Miata, CEO and President

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